                                                                    EXHIBIT 11.1
                                  PROXIM, INC.
                     COMPUTATION OF NET INCOME PER SHARE(1)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   DECEMBER 31,
                                                                  --------------
                                                              1996     1995     1994
                                                             ------   ------   ------

Net income.................................................  $6,654   $ 2,846   $ 745
                                                             ======   =======   =====
Weighted average shares outstanding:
Common Stock...............................................   8,466     7,150   6,922
Common Stock issuable upon exercise of options and warrants     920     1,022     816
                                                             ------   -------   -----
Weighted average common shares and equivalents.............   9,386     8,172   7,738
                                                             ======   =======   =====
Net income per share.......................................  $ 0.71   $  0.35   $0.10
                                                             ======   =======   =====

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(1)   This Exhibit should be read with Note 2 of Notes to Financial Statements.


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